Exhibit 10.3

INDEPENDENT DIRECTOR DEFERRED STOCK AWARD AGREEMENT

Name of Independent Director:

This Agreement evidences the grant by Compass Minerals International, Inc., a Delaware corporation (the “Company”) of Deferred Stock to the above-referenced “Director” on April 1, 20__; July 1, 20__; October 1, 20__; and January 1, 20__ (each a “Quarterly Grant Date”) pursuant to the Compass Minerals International, Inc. 2005 Incentive Award Plan, as amended from time to time (the “Plan”).  By accepting the Award, Director agrees to be bound in accordance with the provisions of the Plan, the terms and conditions of which are hereby incorporated in this Agreement by reference.  Capitalized terms not defined herein shall have the same meaning as used in the Plan.

1.      Deferred Stock.  The number of shares of Deferred Stock subject to this Agreement shall be determined as of each Quarterly Grant Date and shall be equal to the ratio of (A) the aggregate value of the Director’s fees for the applicable calendar quarter to be paid in the form of Deferred Stock pursuant to Director’s election on Exhibit A attached hereto, to (B) the Fair Market Value per share of Stock as of such Quarterly Grant Date.

2.      Accounting for Deferred Stock.  The Company shall maintain a separate bookkeeping account (the “Deferred Stock Account”) to reflect the shares of Deferred Stock subject to this Agreement.  Such Deferred Stock Account shall be administered in a manner consistent with the Compass Minerals International, Inc. Directors’ Deferred Compensation Plan.

3.      Vesting.  The Deferred Stock shall be 100% vested at all times.

4.      Payment Following Separation or Other Specified Date.  At the time Director ceases to be a member of the Board for any reason or any earlier date if elected by Director, Director shall be entitled to receive, within five (5) business days,  payment equal to the number of shares of Deferred Stock subject to this Agreement.  Such payment shall be made in whole shares of Stock (with cash for fractional shares) in either (i) a single lump sum or (ii) annual installments over a period of not less than two years nor more than ten years.  Director shall designate the time and form of payment on an election form filed with the Secretary of the Company no later than the close of Director’s taxable year immediately preceding the taxable year with respect to which this Agreement relates.

5.      Payment Following Change of Control.  Notwithstanding Section 4 or any other provision of the Agreement to the contrary, if a Change of Control of the Company occurs prior to the complete distribution of a Director’s benefit under this Agreement, then any portion of such benefit that has not theretofore been distributed shall be distributed in a single lump sum to Director (or, as applicable, his beneficiary) immediately following the Change of Control.

6.      Payment Upon Death; Beneficiary Designation.  Director shall have the right to designate a beneficiary who is to succeed to his or her right to receive payments hereunder in the event of death.  Any designated beneficiary shall receive payments in the same manner as Director if he or she had lived.  In case of a failure of designation or the death of a designated beneficiary without a designated successor, Director’s remaining benefit shall be paid in full to his or her surviving spouse (or if none, Director’s estate) within 60 days following Director’s death.  No designation of beneficiary or change in beneficiary shall be valid unless it is in writing signed by the Director and filed with the Secretary of the Company.

7.      Voting and Dividend Rights.  Director shall have no voting rights with respect to the Deferred Stock awarded hereunder.  Pursuant to Section 8.4 of the Plan, Director shall be entitled to receive Dividend Equivalents with respect to the Deferred Stock subject to this Agreement.  Such Dividend Equivalents shall be credited to the Deferred Stock Account as of  the date the Company pays any dividend (whether in cash or in kind) on shares of Stock in an amount equal to the ratio of (A) the aggregate value of the dividend that would have been payable on the Deferred Stock held by the Director immediately prior to such payment date had the shares of Stock represented by such Deferred Stock been outstanding as of such payment date to (B) the Fair Market Value per share of Stock as of such date.

8.      Permitted Transfers. The rights under this Agreement may not be assigned, transferred or otherwise disposed of except by will or the laws of descent and distribution and may be exercised during the lifetime of Director only by Director. Upon any attempt to assign, transfer or otherwise dispose of this Agreement, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Agreement and the rights and privileges conferred hereby immediately will become null and void.

9.      Unfunded Obligation.  This Agreement is designed and shall be administered at all times as an unfunded arrangement and Director shall be treated as an unsecured general creditor and shall have no beneficial ownership of any assets of the Company.

10.    Taxes.  Director will be solely responsible for any federal, state or other taxes imposed in connection with the granting of the Deferred Stock or the delivery of shares of Stock pursuant thereto, and Director authorizes the Company or any Subsidiary to make any withholding for taxes which the Company or any Subsidiary deems necessary or proper in connection therewith.

11.    Changes in Circumstances.  It is expressly understood and agreed that Director assumes all risks incident to any change hereafter in the applicable laws or regulations or incident to any change in the value of the Deferred Stock or the shares of Stock issued pursuant thereto after the date hereof.

12.    Conflict Between Plan and This Agreement.  In the event of a conflict between this Agreement and the Plan, the provisions of the Plan shall govern.

13     Notices.  All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, to it at:

Compass Minerals International, Inc.
9900 West 109th Street
Overland Park KS 66210
Attn: Vice President Human Resources

If to Director, to him or her at the address set forth on the signature page hereto or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  Any such notice or communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (c) the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

14     Governing Law.  This Agreement shall be governed under the laws of the State of Delaware without regard to the principles of conflicts of laws.  Each party hereto submits to the exclusive jurisdiction of the United States District Court for the District of Kansas (Kansas City, Kansas). Each party hereto irrevocably waives, to the fullest extent permitted by law, any objections that either party may now or hereafter have to the aforesaid venue, including without limitation any claim that any such proceeding brought in either such court has been brought in an inconvenient forum, provided however, this provision shall not limit the ability of either party to enforce the other provisions of this paragraph.

15     Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

16     Enforcement.  In the event the Company or Director institutes litigation to enforce or protect its rights under this Agreement or the Plan, the party prevailing in any such litigation shall be paid by the non-prevailing party, in addition to all other relief, all reasonable attorneys’ fees, out-of-pocket costs and disbursements of such party relating to such litigation.

17.    Waiver of Jury Trial.  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, trial by jury in any suit, action or proceeding arising hereunder.

18.    Counterparts.  This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

COMPASS MINERALS
INTERNATIONAL, INC.

By:

Name:

Date:

DIRECTOR

Date

Residence Address

EXHIBIT A TO INDEPENDENT DIRECTOR DEFERRED STOCK AWARD

Last Name	First Name	MI	Social Security Number

Mailing Address	City	State	Zip Code

Telephone	Email Address

Instruction:  Elections must be made on or before December 31 of the year immediately preceding the year with respect to which the award relates.  Any person who first becomes a Director during a calendar year, and who was not a Director of the Company on the preceding December 31, may elect, no later than seven days after the Director’s term begins, to defer payment of all or a specified part of his or her fees payable for the remainder of such year.   You must complete both Parts A and B below.

SECTION 1 - DEFERRAL ELECTION

A.             Cash Retainer

I irrevocably elect to receive the following portion of my annual cash retainer in the form of Deferred Stock under the Compass Minerals International, Inc. 2005 Incentive Award Plan:

_______% (insert 0%; 25%; 50%; 75%; or 100%)

B.             Stock Retainer

Instruction:  In connection with the minimum shareholder ownership requirements for non-employee directors, your annual stock retainer will be automatically issued in the form of Deferred Stock until your total shareholder ownership (or equivalent) equals or exceeds five times your annual cash retainer.  Once you attain the minimum shareholder ownership threshold, the automatic deferral requirement will no longer apply, beginning with the first year following the year in which the minimum threshold is achieved.

I irrevocably elect to receive the following portion of my annual stock retainer in the form of Deferred Stock under the Compass Minerals International, Inc. 2005 Incentive Award Plan:

_______% (insert 0%; 25%; 50%; 75%; or 100%)

SECTION 2 – DISTRIBUTION  ELECTION

Instruction:  Your elections under this Section only apply to your 20__ Deferred Stock Award.   Your Deferred Stock attributable to earlier years, if any, will be paid pursuant to the terms of the Deferred Stock Award for each of those years.   You must complete both Parts A and B below.  Part A addresses the time of payment and Part B addresses the form of payment.

A.             Commencement of Distribution

Except as otherwise set forth in Section 2C, below, I irrevocably elect to receive payment of my Deferred Stock at the following time (check one):

☐ January 2, 20__ or, if earlier, the date I cease being a Director for any reason; or

☐    The date I cease being a Director for any reason.

B.             Form of Distribution

Except as otherwise set forth in Section 2C, below, I irrevocably elect to receive distributions of my Deferred Stock benefit in accordance with the following election (check one):

 ☐ In one lump sum (default form); or

 ☐ In _______ (insert number) annual installments (not less than 2 or more than 10).

I understand that the first distribution will be payable as of the date set forth in Section 2A, above, and that if I elect annual installment payments I will receive an installment as of each January 1 immediately following the first distribution until my entire Deferred Stock benefit has been distributed in full.

C.             Change in Control

I understand that, notwithstanding any other provision of this form to the contrary, my entire Deferred Stock benefit will be distributed in a single lump sum immediately following the occurrence of a Change in Control of the Company.

SECTION 3 - BENEFICIARY DESIGNATION

If you die before you receive full payment of your Deferred Stock benefit, your remaining benefit will be paid to your Beneficiary designated in this Section 3.  Payment will be made in the same manner as specified under Section 2B.  Your designation below supersedes all prior Beneficiary Designations on file and applies to your 20__ Deferred Stock Award and all prior years unless you specifically direct otherwise.

Social Security Number	Last Name	First Name		MI

Mailing Address	City	State	Zip Code	Telephone

SECTION 4 - SIGNATURE

Signature

Date